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                                                                   EXHIBIT a(5)

                     [LETTERHEAD OF AMERICAN BRANDS, INC.]

                                                               December 18, 1995


Fellow Employees:

American Brands announced today a definitive agreement to acquire Cobra, one of the world's premier golf brands. I am very excited about the tremendous benefits this will bring to American Brands and wanted to take this opportunity to communicate with you.

The acquisition of Cobra, which will become part of Acushnet and report to Wally Uihlein along with the Titleist and Foot-Joy brands, will greatly strengthen our position as No. 1, worldwide, in golf equipment. This is a $4+ billion a year category (at wholesale) with great fundamentals, and these brands have been among our fastest growing for many years.

Together, the Titleist and Cobra brands will be even more powerful, with an even better growth outlook. Cobra has excellent market positioning, high profitability, strong growth potential, and a lineup of products that uniquely complements the Titleist brand's own great strengths. Acushnet's Titleist, Pinnacle and Foot-Joy brands are already the clear leaders in quality golf balls, shoes and gloves. Together, Titleist and Cobra will be No. 1 worldwide in irons and No. 2, overall, in golf clubs, rounding out our leadership position in the golf equipment category.

This is an exciting occasion for our Company and a strong step in growing the "new" American Brands.

                                       Most cordially,

                                       /s/ Thomas C. Hays

                                       Thomas C. Hays

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                                                           FOR IMMEDIATE RELEASE

[LETTERHEAD OF AMERICAN BRANDS, INC.]

--------------------------------------------------------------------------------
                                 PRESS RELEASE
--------------------------------------------------------------------------------

                                                 Contact:   Roger W. W. Baker
                                                            (203) 698-5148

                                                            Daniel A. Conforti
                                                            (203) 698-5132

                     AMERICAN BRANDS ACQUIRING COBRA GOLF
                    FOR APPROXIMATELY $700 MILLION IN CASH

                 Extends Worldwide Leadership Position in Golf
                    to Fast-Growing Golf Club Marketplace;
                       Nondilutive to Earnings in 1996;
                 Enhances Earnings Outlook in 1997 and Beyond

Old Greenwich, CT, December 18, 1995 - American Brands, Inc. (NYSE-AMB) today announced that it has signed a definitive agreement to acquire Cobra Golf Incorporated (Nasdaq-CBRA) for $36 per share, or approximately $700 million. American Brands said that a cash tender offer will commence no later than December 22 through an acquisition subsidiary to acquire all of Cobra's outstanding common shares. The boards of directors of both companies have unanimously approved the transaction.

     Thomas C. Hays, Chairman and Chief Executive Officer of American Brands, said: "This high-return acquisition fits exceptionally well with our strategy to further enhance the value of our great brands. It represents a partnership joining two of the premier brands in golf equipment. The Cobra brand has a leadership position in golf

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American Brands Acquires Cobra Golf
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clubs and is number 1 in oversize irons. Cobra's great products, marketing and outstanding growth profile complement our Titleist brand's presence exceptionally well and bring an exciting new dimension to our number 1 worldwide position in golf. Titleist has been achieving superb, sustained growth. Over the three years through 1994, Titleist's operating company contribution has grown at a 17% compounded growth rate, and Cobra's at about a 90% rate."

                           Enhanced Earnings Outlook

     "Overall," Hays noted, "substantial synergies should accelerate the top- and bottom-line growth outlook for both the Titleist and Cobra brands. As a result of this strategic fit, we expect the acquisition to enhance American Brands' earnings growth, with no dilution in 1996, an additive impact in 1997 and significant contributions thereafter."

     With products sold under the King Cobra brand name, Cobra is a leader in the rapidly-growing market for oversize and graphite-shafted golf clubs. Our Titleist and Foot-Joy brands are the worldwide leaders in golf balls, gloves and shoes. Cobra, which will continue to be based in Carlsbad, California, will become part of American Brands' fast-growing golf group, reporting to Walter R. Uihlein, the group's President and Chief Executive Officer.

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American Brands Acquires Cobra Golf
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     Last year, Cobra had sales of $124 million and operating company contribution of $38 million. Through the first three quarters of 1995, Cobra reported sales of $152 million and contribution of $47 million, up 60% and 59%, respectively. Cobra is debt free, has a strong balance sheet and positive cash flow.

     American Brands' golf products operations had 1994 sales of $507 million and operating company contribution of $74 million. In the first nine months of 1995, sales and contribution were records, up 15% and 11%, respectively.

                Worldwide Leadership in a Fast-Growing Category

     "With the Titleist and Foot-Joy brands," Hays noted, "we are already solidly established as the world leader in golf - a $4+ billion category at wholesale with great fundamentals. For nearly two decades, Titleist has achieved double-digit growth in profits, becoming an increasingly significant contributor to American Brands' overall growth.

     "The Cobra brand will bring substantial new luster to that presence, including strong leadership in the $2+ billion worldwide golf club marketplace, which has achieved strong double-digit growth over the past several years. Together, the Cobra and Titleist brands will be the powerful worldwide leader in irons - a $1 billion category

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in which Cobra leads the fast-growing trend towards oversize irons - and a solid number 2, overall, in clubs.

     "Substantial synergies should enhance both of these powerful brands. We believe Titleist's extensive international distribution resources will further strengthen the Cobra brand's outstanding growth profile. In turn, margins on the Titleist brand will benefit from Cobra's in-house graphite shaft manufacturing facility. Both Cobra and Titleist have strong, state-of-the-art technological capabilities that could lead to innovative, higher performance golf clubs in the future.

     "While materially strengthening our presence in this very attractive category, the acquisition of the Cobra brand also enhances our overall earnings prospects. To achieve our long-range goal of E.P.S. growth in the range of 10%, we have many options. With our very strong balance sheet and enormous cash flow, also enhanced by the addition of Cobra, we have tremendous flexibility to consider further acquisitions and to repurchase additional shares. In fact, we have invested over $1 billion during 1995 to reduce fully diluted shares, and by year-end, we may well have reduced fully diluted shares by as many as 30 million shares, or 14%. As an excellent cash generator in its own right, Cobra further strengthens our financial position," Hays added.

     Cobra Chairman Gary E. Biszantz said, "These two outstanding companies will, together, be the greatest organization in golf. The potential is enormous, and we are extremely proud to be associated with this new powerhouse."

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                             Window of Opportunity

     Walter R. Uihlein, President and Chief Executive Officer of American Brands' golf group, said: "The acquisition of the Cobra brand greatly accelerates our ability to capitalize on golfers' fast-growing preference for oversize irons, a major replacement cycle still in its early stages. Cobra is also very well positioned to take a leading role in golf's next major replacement cycle - the move from stainless steel metal woods to titanium woods. The introduction next January of the new King Cobra line of lighter, more user-friendly titanium oversize metalwoods will offer golfers the enticing prospect of longer, more accurate drives.

     Thomas L. Crow, Vice Chairman and Chief Designer at Cobra, noted that late last month, Greg Norman used a prototype King Cobra Ti titanium driver to win the 1995 Australian Open. For Norman, who is one of Cobra's tour staff currently testing the King Cobra Ti oversize woods, the victory came during just his second week using the new driver. Norman commented: "I drove my King Cobra Ti driver as well as a ball could be driven. It performs exceptionally well."

     Commenting on today's announcement, Mark C. McClure, President and Chief Executive Officer of Cobra, said that "all of us at Cobra Golf are extremely pleased to be joining forces with Titleist and Foot-Joy. Titleist's worldwide distribution and its

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technological capabilities, along with the tremendous financial strength of
American Brands, should accelerate Cobra's development and even further enhance our prospects. We are excited by the opportunities."

     Uihlein noted that "the alliance of Cobra with the Titleist and Foot-Joy brands rounds out our leadership position in golf, complementing our number 1 positions in golf balls, shoes and gloves with a significantly enhanced presence in golf clubs. Golf clubs represent about 55% of worldwide golf equipment sales. Worldwide, there are now some 44 million golfers, their number is growing and their investment in the game is growing even faster.

     "Cobra manufactures an outstanding product, backed by strong manufacturing and marketing capability and innovative development," Uihlein added. He noted that, in addition to Greg Norman, such well-known professionals as Hale Irwin, Ben Crenshaw, Tony Jacklin and Beth Daniel play and win with them on tour. "Cobra, with its phenomenal brand strengths and highly capable executives and associates, is a great complement to our Titleist line of golf clubs, which have achieved compounded annual sales growth of 38% since 1991. The Titleist DCI now ranks as the number 1 iron among club professionals and has also achieved strong acceptance by serious amateur players.

     "We are especially pleased that Greg Norman has committed to continue playing the King Cobra clubs into the next century. Norman, the all-time money winner on the

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tour and the number 1 ranked player in the world, has called the King Cobra oversize driver 'the best driver I have ever played.'"

             Cobra Positioned to Lead Next Two Replacement Cycles

     The golf club market is driven by replacement business, as innovative technology stimulates sales. Sales have increased rapidly when golfers, seeking to take advantage of new products that deliver longer, more accurate shots, upgrade the equipment in their bags. Over the past 15 years, there have been five major "replacement" cycles, or waves, and the fourth and fifth are still in the early stages. Through each cycle, the innovator has achieved sharp growth.

1. Metalwoods (1980-85)

     Metalwoods were introduced in 1980, and by 1985, wood-wood construction had been delivered a knockout punch.

2. Perimeter-weighted irons (1983-88)

     Perimeter-weighted irons were introduced in the early 1980s and dominated the category by the late-80s.

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3. Oversize steel metalwoods (1991-95)

     Oversize steel metalwoods were introduced in 1991 and have now found a place in many avid golfers' bags.

4. Oversize irons (1993-  )

     In 1993, Cobra introduced the revolutionary King Cobra oversize iron and is driving this replacement cycle, which is still in its early stages. With oversize irons just now starting to sweep the market, Cobra's share of the overall iron category has already more than doubled to 13% from 5% in 1993.

5. Oversize titanium metalwoods (1995-  )

     The next wave, still in its infancy, is the shift to oversize titanium metalwoods, where Cobra will be strongly positioned to be a leader with its King Cobra Ti titanium line.

                                  *  *  *  *

     Headquartered in Old Greenwich, Connecticut, American Brands is an international consumer products holding company. Its operating companies have powerhouse brands and leading market positions. Major distilled spirits brands sold by Jim Beam Brands Co. include Jim Beam and Old Grand-Dad bourbons and DeKuyper

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cordials. MasterBrand Industries, Inc.'s leading hardware and home improvement brands include Moen faucets, Master locks and Aristokraft cabinets. ACCO World Corporation's major office product brands include Day-Timer and Swingline. Acushnet Company's golf brands include Titleist, Pinnacle and Foot-Joy. Gallaher Limited sells tobacco products, principally in Europe, where its major brands include Benson and Hedges and Silk Cut.

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